EXHIBIT 4.1

                                   CCAIR, INC.
                   DIRECTORS' COMPENSATION STOCK OPTION PLAN

      1. Purpose. The Directors' Compensation Stock Option Plan (the "Plan") of CCAIR, Inc. (the "Company") is adopted by the Company's Board of Directors on November 14, 1996. The Plan is designed to compensate the Directors of the Company for their service as members of the Board of Directors and of committees in lieu of cash compensation.

      2. Nonqualified Stock Options. Options granted under the Plan shall be granted an nonqualified stock options under the Internal Revenue Code of 1986, as amended (the "Code").

      3. Administration. The Plan shall be administered by the Board of Directors of the Company. No member of the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan or to any option granted thereunder. In addition, directors shall be eligible for indemnification from the Company, pursuant to the Company's Bylaws, for any expenses, judgments or other costs incurred as a result of a lawsuit filed against them or any of them claiming any rights or remedies due to their participation in the administration of the Plan.

      4. Formula Grant. Each member of the Board of Directors of the Company upon the adoption of this Plan shall receive options to purchase 20,000 shares of Common Stock. Any person becoming a director after the effective date of this Plan shall receive, on the date of such person's election, options to purchase shares of Common Stock in accordance with the following formula:

        number of whole months
      prior to the next November      x     20,000  =  number of shares
      --------------------------                       (rounded to the nearest 100)
             twelve

      As an example, a director is elected to serve on February 10, 1997, the formula would be calculated as follows:

             8   (March - October)    x     20,000  =  13,333.33 (13,300).
            ---
            12

      Upon the date of the annual meeting of stockholders of the Company as established by the bylaws of the Company, each member of the Board of Directors then serving shall receive options to purchase 20, 000 shares of common stock.

      5. Shares Subject to the Plan. The maximum aggregate number of shares of Common Stock available pursuant to the Plan, subject to adjustment as provided in Section 8 shall be 300,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock").



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

                                                                     EXHIBIT 4.1


Shares subject to options may be authorized and unissued shares or previously issued shares which have been acquired by the Company and are held in its treasury. Shares subject to options that terminate or expire prior to exercise shall be available for further option grant hereunder.

      6. Terms and Conditions of Options. Stock options granted under the Plan shall be evidenced by agreements in such form as the Board of Directors may from time to time approve, which agreements shall comply with and be subject to the following terms and conditions as applicable:

           (a) Number of Shares. Each option shall state the number of shares to which it pertains.

           (b) Option Price. Each option shall state the option price, which shall not be less than the fair market value (as hereinafter defined) per share of the Common Stock at the time the option is granted. Fair market value shall be determined by the Board of Directors on the basis of such factors as it deems appropriate; provided, however, that fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse, and further provided, however, that if at the time the determination of fair market value is made, the Common Stock is admitted to trading on a national securities exchange for which sales prices are regularly reported, fair market value shall not be less than the mean of the high and low asked or closing sales prices reported for the Common Stock on that exchange on the day (or most recent trading day preceding the day on which the option is granted). For purposes of this Plan, the term "national securities exchange" shall include the National Association of Securities Dealers Automated Quotation System and the over-the-counter market.

           (c) Exercise of Options. Each option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative. At least one hundred shares may be purchased at any one time unless the number purchased is the total number that may be purchased under the option at that time. No option may be exercised for any fraction of a share of Common Stock.

           (d) Written Notice and Payment Required. An option granted pursuant to the terms of this Plan shall be exercised when written notice of that exercise has been received by the Company at its principal office from the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Company. The purchase price of any shares purchased shall be paid in full in cash or by certified or cashier's check payable to the order of the Company or, unless prohibited by the applicable option agreement, by shares of Common Stock or by a combination of cash, check, and (unless prohibited by the applicable option agreement) shares of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair market value as determined in accordance with Section 6(b).




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

                                                                     EXHIBIT 4.1

           (e) Compliance With Securities Laws. The options granted under the Plan and the shares issuable pursuant to the Plan may, at the option of the Company, be registered under applicable federal and state securities laws, but the Company shall have no obligation to undertake any such registrations. Shares of Common Stock shall not be issued with respect to any option granted under the Plan unless the exercise of that option and the issuance and delivery of those shares pursuant to that exercise shall comply with all relevant provisions of state and federal law including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Board of Directors may also require an optionee to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restriction imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his or her option restricting their transferability as required by law or by this Plan.

           (f) Options Are Transferable. Options granted pursuant to this Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than in accordance with this paragraph. Options may be transferred by gift, by will or the laws of descent or distribution to family members or to charitable organizations qualifying under Section 501(c)(3) of the Code.

           (g) Duration of Options. Each option and all rights thereunder granted pursuant to the terms of this Plan shall expire on the date specified in the applicable option agreement, but in no event shall any option expire later than 10 years from the date on which the option is granted. In addition, each option shall be subject to early termination as provided in the Plan or applicable option agreement.

           (h) Termination of Services as a Director. Except as otherwise provided in the applicable option agreement, if an optionee ceases to serve as a Director of the Company for any reason other than retirement, disability or death, any options granted within six months preceding the date that service as a Director ceases shall terminate on such date. All other options shall be unaffected and shall remain in full force and effect.

           (i) Rights as a Stockholder. An optionee or a permitted transferee of an option shall have no rights as a stockholder with respect to any shares issuable or deliverable pursuant to this Plan until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is


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                                                                     EXHIBIT 4.1


      prior to the date such stock certificate is issued, except as provided in
      Section 8.

           (j) Option Agreements. The option agreements authorized under the Plan may differ from one another and shall contain such other provisions not inconsistent with the Plan as applicable as the Board of Directors may in its discretion deem advisable from time to time.

      7. Tax Withholding. The exercise of any option granted under the Plan is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in any connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Company.

      8. Changes in Stock. In the event of a stock dividend, split-up or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options granted prior to such change shall likewise be made. Any adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the option. In making any adjustment pursuant to this section, any fractional shares shall be disregarded. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the stockholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding options immediately exercisable, or (ii) authorize a payment to each optionee that approximates the economic benefit he or she would have realized if his option were exercised immediately before such effective date, or (iii) arrange to have the surviving corporation grant to the optionees replacement options on terms which the Board shall determine to be fair and reasonable.

      9. Effective Date of Plan. This Plan became effective on November 14, 1996, when it was adopted by the Company's Board of Directors and shall continue to be effective only so long as there remain outstanding, and only with respect to, unexercised, nonqualified options issued under the Plan, which are not surrendered for issuance of replacement nonqualified options under the Plan.

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

                                                                     EXHIBIT 4.1


      10. Termination and Amendment of Plan. The Plan may be terminated at any time by the Board of Directors. Unless sooner terminated the Plan shall terminate no later than November 14, 1999. No options shall be granted under the Plan after that date. Subject to the limitation contained in Section 11, the Board of Directors may at any time amend or revise the terms of the Plan, including the form and substance of the option agreements to be used hereunder.

      11. Prior Rights and Obligations. No amendment, suspension, or termination of the Plan shall, without the consent of the optionee, alter or impair any of that optionee's rights or obligations under any option granted under the Plan prior to such amendment, suspension, or termination.

      IN WITNESS WHEREOF, this Directors' Compensation Stock Option Plan is executed on behalf of the Company as of November 14, 1996.

                                          CCAIR, Inc.


                                          By:   /s/ Kenneth W. Gann
                                                -------------------------------
                                                President

ATTEST:


/s/ Eric W. Montgomery
-----------------------------
Assistant Secretary

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